Exhibit 10.1

DEPOSIT AGREEMENT
THIS DEPOSIT AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2016 (the “Effective Date”) by and between Takara Bio USA Holdings, Inc., a Delaware corporation (“Parent”), and WaferGen Bio-systems, Inc., a Nevada corporation (the “Company”).
RECITALS
WHEREAS, Parent, the Company and Walrus Acquisition Corporation, a Nevada corporation, have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not defined herein shall have the meanings given to them in the Merger Agreement.

2.
Delivery of Deposit Amount. Following receipt by the Company of the Required Company Vote, such that the condition set forth in Section 7.1(a) of the Merger Agreement has been satisfied, and provided in the case of each of the payments below that the Company Common Stock has remained listed on Nasdaq continually since the date of this Agreement and that, at the time required for each such payment, there is not an inaccuracy in the Company’s representations in the Merger Agreement, or a breach by the Company of its covenants therein, in either case such that the conditions set forth in Sections 7.2(a) and (b) of the Merger Agreement would fail to be satisfied, and that the Merger Agreement has not been terminated, Parent shall deliver (or cause to be delivered) to the Company:

a.
Promptly (and in any event within five (5) business days) after the Company notifies Parent in writing that the Company has received the Required Company Vote and the Company has disclosed publicly (including by filing of an appropriate Form 8-K) such receipt of the Required Company Vote, the amount of two million five hundred thousand dollars ($2,500,000) (“Deposit No. 1”), by wire transfer in immediately available funds to the account of the Company specified by the Company in such notice (the “Account”); and

b.	After January 1, 2017 and on or before January 15, 2017 (as determined by Parent), the amount of two million five hundred thousand dollars ($2,500,000)

(“Deposit No. 2”, and, collectively with Deposit No.1, the “Deposit Amount”), by wire transfer in immediately available funds to the Account.

3.	Use of Deposit Amount; Interest.

a.
The Company shall have the right to commingle the Deposit Amount with other funds of the Company and shall have the right to use the Deposit Amount for its general corporate and working capital purposes.

b.
No interest will be payable on any portion of the Deposit Amount, through the date of any required return pursuant to the terms hereof. Interest at 18% per annum or the maximum amount allowed under Law shall be paid on any amounts not returned or repaid when due pursuant to the terms hereof.

4.	Return or Repayment of Deposit Amount.

a.
If Parent shall have delivered some or all of either Deposit No. 1 or Deposit No. 2 to the Company, then, if the Merger Agreement is terminated for any reason, other than pursuant to Section 8.1(e) of the Merger Agreement, the Company shall promptly deliver to or at the direction of Parent all such amounts of the Deposit Amount not previously returned by the Company to Parent, either (i) on the date of such termination or, (ii) if the Merger Agreement is terminated by Parent, by no later than the date two (2) business days following such termination. No interest will be payable on Deposit No. 1 or the Deposit Amount, as the case may be, through the date of such required return.

b.
The Company shall have the right to return all or any portion of the Deposit Amount to Parent, at any time prior to the date that is ten (10) business days prior to the Closing, by wire transfer in immediately available funds to the account of Parent to be specified by Parent promptly upon request of the Company. The Company shall give Parent at least two (2) business days prior written notice of any such return.

5.
Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

if to Parent:
Takara Bio USA, Inc.
1290 Terra Bella Avenue
Mountain View, CA 94043
Attention: Lorna Neilson, Ph.D.
Director, Corporate Development

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Facsimile No: (415) 268-7522
Attention: Michael O’Bryan, Esq.

if to the Company:

WaferGen Bio-systems, Inc.
34700 Campus Drive
Fremont, CA 94555
Attention:    Ivan Trifunovich, Ph.D.
Executive Chairman

with a copy (which shall not constitute notice) to:

K&L Gates
214 North Tryon Street, 47th Floor
Charlotte, NC 28202
Attn.:    Mark R. Busch
James Herriott
E-Mail: Mark.Busch@klgates.com
James.Herriott@klgates.com

6.
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions be consummated as originally contemplated to the fullest extent possible.

7.
Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, that Parent may transfer of assign, in whole or in part, or from time to time, to one or more of its Affiliates, any or all of its rights and obligations hereunder, but no such transfer or assignment will relieve Parent of its obligations hereunder.

8.
Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under applicable law, neither party will be responsible or held liable to the other party for any consequential, special, or incidental losses or damages.

9.	Governing Law.

a.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

b.
Each party hereto hereby agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), brought by or against such party or any other party hereto or any of their respective successors or assigns, shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and the appropriate appellate courts therefrom (the “Chancery Court”), and in no other court; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over a Covered Claim, such claim shall be heard and determined exclusively in another state or federal court sitting in the state of Delaware and the appropriate appellate courts therefrom (an “Other Delaware Court”). Each party hereto expressly agrees and acknowledges that the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim. Each party hereto further represents that it has agreed to the jurisdiction of the Chancery Court (or an Other Delaware Court), in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party hereto or its Representatives as to the content, scope or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.

c.
Each party hereto hereby irrevocably submits, for itself and in respect to its properties, generally and unconditionally, to the exclusive personal jurisdiction of the Chancery Court and Other Delaware Courts in respect of Covered Claims. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

d.
Each party hereto hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court), as a defense, counterclaim or otherwise, in any action involving a Covered Claim, (a) the defense of sovereign immunity, the defense that any Covered Claim or remedy with respect thereto is within the exclusive jurisdiction of a court outside the state of Delaware, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9(d), (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the suit, action or proceeding is not maintainable in such court, (iii) the venue of such suit, action or proceeding is improper or inappropriate and (iv) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto further hereby irrevocably waives, and agrees not to attempt to assert, by way of motion or other request in any other court of other forum, that a judgment entered by the Chancery Court or any Other Delaware Court, including a judgment for specific performance, is not enforceable in such other court or forum. The parties hereto agree that a final judgment in respect of any Covered Claim of the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements..

10.
Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.

11.	Amendment. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

12.
Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, Parent and the Company have caused this Deposit Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

TAKARA BIO USA HOLDINGS, INC.

By     /s/ Koichi Nakao
    Name: Koichi Nakao
    Title: President

WAFERGEN BIO-SYSTEMS, INC.

By     /s/ Rolland Carlson
    Name: Rolland Carlson
    Title: President and CEO

[Signature Page to Deposit Agreement]